As filed with the Securities and Exchange Commission on May 7, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MEMC ELECTRONIC MATERIALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	56-1505767
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Pearl Drive (City of O’Fallon)

St. Peters, Missouri 63376

(Address of principal executive offices, including zip code)

MEMC ELECTRONIC MATERIALS, INC.

2010 EQUITY INCENTIVE PLAN

(Full title of the Plan)

Bradley D. Kohn, Esq.

Senior Vice President – Legal and Business Development

MEMC Electronic Materials, Inc.

501 Pearl Drive (City of O’Fallon)

St. Peters, Missouri 63376

Phone: (636) 474-5000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

LaDawn Naegle, Esq.

Bryan Cave LLP

1155 F Street, NW, Suite 700

Washington, DC 20004

Phone: (202) 508-6046

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value	15,000,000 shares	$11.73(2)	$175,950,000(2)	$12,545.24(2)

(1)	This Registration Statement covers 15,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of MEMC Electronic Materials, Inc., a Delaware corporation (the “Company” or the “Registrant”), under the MEMC Electronic Materials, Inc. 2010 Equity Incentive Plan (the “Plan”). In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of shares that may be offered and sold as a result of future stock splits, stock dividends or similar transactions under the Plan.
(2)	Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on May 6, 2010, as quoted on the New York Stock Exchange.

INTRODUCTION

This Registration Statement on Form S-8 is filed by MEMC Electronic Materials, Inc. (the “Company” or the “Registrant”) relating to 15,000,000 shares of common stock, par value $.01 per share (“Common Stock”), under the MEMC Electronic Materials, Inc. 2010 Equity Incentive Plan (the “2010 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents that the Company has filed with the Securities and Exchange Commission (the “Commission”) are incorporated in this registration statement by reference and made a part hereof (except for the portions of the Company’s current reports furnished, as opposed to filed, on Form 8-K):

1.	Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on March 1, 2010 (Commission File No. 001-13828);

2.	Current Reports on Form 8-K filed January 25, 2010, January 27, 2010, February 4, 2010 (Item 5.02), February 25, 2010, March 8, 2010, and April 22, 2010 and Current Report on Form 8-K/A dated February 3, 2010 (Commission File No. 001-13828); and

3.	The description of the Company’s Common Stock as contained in our Registration Statement on Form 8-A filed with the Commission on June 21, 1995.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (except for the portions of the Company’s current reports furnished, as opposed to filed, on Form 8-K) subsequent to the effective date of this registration statement, but prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Items 2.02 or 7.01 of Form 8-K.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Restated Certificate of Incorporation, as amended, contains such a provision.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the operation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The Company’s Restated Certificate of Incorporation, as amended, contains such a provision.

The Registrant has entered into indemnification agreements with substantially all of its executive officers and directors which provide indemnification under certain circumstances for acts and omissions.

The Registrant has in effect a directors and officers liability insurance policy providing insurance for the directors and officers of the Registrant against certain liabilities asserted against them or incurred by them, including liabilities under the Securities Act of 1933 and the Securities Exchange Act of 1934. The Registrant pays the entire premium of this policy.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

Exhibit No.	Description

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3-a of the Registrant’s Form 10-Q for the quarter ended June 30, 1995 (File No. 001-13828)).

4.2	Certificate of Amendment of Restated Certificate of Incorporation of the Registrant as filed with the Secretary of State of the State of Delaware on June 2, 2000 (incorporated by reference to Exhibit 3(i)(a) of the Registrant’s Form 10-Q for the quarter ended June 30, 2000 (File No. 001-13828)).

4.3	Certificate of Amendment of Restated Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on July 10, 2002 (incorporated by reference to Exhibit 3-(i)(b) of the Company’s Form 10-Q for the quarter ended September 30, 2002 (File No. 001-13828)).

4.4	Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on February 25, 2010 (File No. 001-13828)).

5	Opinion of Bryan Cave LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Bryan Cave LLP (included in Exhibit 5).

24	Power of Attorney (set forth on signature page hereto).

99.1	MEMC Electronic Materials, Inc. 2010 Equity Incentive Plan (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 22, 2010 and incorporated herein by this reference).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of St. Peters, state of Missouri, on this 7th day of May, 2010.

MEMC ELECTRONIC MATERIALS, INC.

By:	/s/ Ahmad R. Chatila
Ahmad R. Chatila
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Timothy C. Oliver and Bradley D. Kohn, and each of them, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 with respect to the MEMC Electronic Materials, Inc. 2010 Equity Incentive Plan, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Ahmad R. Chatila	President, Chief Executive Officer and Director	May 7, 2010
Ahmad R. Chatila	(Principal Executive Officer)

/s/ Timothy C. Oliver	Chief Financial Officer	May 7, 2010
Timothy C. Oliver	(Principal Financial Officer)

/s/ Denis McCarthy	Vice President and Corporate Controller	May 7, 2010
Denis McCarthy	(Principal Accounting Officer)

/s/ Peter Blackmore	Director	May 7, 2010
Peter Blackmore

/s/ Robert J. Boehlke	Director	May 7, 2010
Robert J. Boehlke

/s/ Emmanuel T. Hernandez	Director	May 7, 2010
Emmanuel T. Hernandez

/s/ John Marren	Chairman of the Board of Directors	May 7, 2010
John Marren

/s/ C. Douglas Marsh	Director	May 7, 2010
C. Douglas Marsh

/s/ Michael McNamara	Director	May 7, 2010
Michael McNamara

/s/ William E. Stevens	Director	May 7, 2010
William E. Stevens

/s/ Marshall C. Turner	Director	May 7, 2010
Marshall C. Turner

/s/ James B. Williams	Director	May 7, 2010
James B. Williams

EXHIBITS

5	Opinion of Bryan Cave LLP

23.1	Consent of KPMG LLP

24	Power of Attorney (set forth on signature page hereto).